Exhibit 10(JJ)
AMENDED AND RESTATED PROPORTIONAL REINSURANCE AGREEMENT
     THIS AMENDED AND RESTATED PROPORTIONAL REINSURANCE AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2010 between DONEGAL MUTUAL INSURANCE COMPANY, a mutual fire insurance company organized and existing under the laws of the Commonwealth of Pennsylvania (“Donegal Mutual”), and ATLANTIC STATES INSURANCE COMPANY, a stock casualty insurance company organized and existing under the laws of the Commonwealth of Pennsylvania (“Atlantic States”).
WITNESSETH:
     WHEREAS, Donegal Mutual determined in 1986 to implement a downstream insurance holding company structure in order to develop additional sources of capital and surplus so that Donegal Mutual could remain competitive, support its capacity to expand its business and assure its long-term viability;
     WHEREAS, Donegal Mutual established a downstream insurance holding company structure in 1986 by the formation of Donegal Group Inc., a Delaware business corporation (“DGI”), as a wholly owned subsidiary of Donegal Mutual, and by the formation of Atlantic States as a wholly owned subsidiary of DGI;
     WHEREAS, a proportional reinsurance agreement (the “Original Agreement”) between Donegal Mutual and Atlantic States became effective as of 12:01 a.m. on October 1, 1986 (the “Original Effective Time”) and Donegal Mutual and Atlantic States each commenced the transfer of substantially all of their respective premiums, losses and expenses to an underwriting pool (the “Underwriting Pool”);
     WHEREAS, Donegal Mutual and Atlantic States have amended the Original Agreement on October 1, 1988, July 16, 1992, December 21, 1995, April 20, 2000, February 11, 2008 and October 16, 2008 (collectively, the “Amendments”) to increase the amount and percentage of business allocated to Atlantic States from the Underwriting Pool from 35% in 1986 to 80% on and after March 1, 2008;
     WHEREAS, Donegal Mutual and Atlantic States have agreed, subject to the receipt of the approvals noted below, by this Agreement to amend the Original Agreement as amended by the Amendments and to restate in this Agreement the Original Agreement as amended by the Amendments and this Agreement;
     WHEREAS, since 1986 Donegal Mutual and DGI have maintained a coordinating committee (the “Coordinating Committee”) that consists of two directors of Donegal Mutual who are not also directors of DGI and two directors of DGI who are not also directors of Donegal Mutual to review and evaluate any new agreement or relationship or any change in an existing agreement or relationship between Donegal Mutual and DGI or any DGI subsidiary, including the Original Agreement and the Amendments;
     WHEREAS, at a meeting held on January 27, 2010, the Coordinating Committee unanimously determined that this Agreement is fair and equitable to Donegal Mutual and its policyholders and that this Agreement is fair and equitable to DGI and its stockholders;
     WHEREAS, the Board of Directors of Donegal Mutual believes this Agreement is in the best interests of Donegal Mutual and its policyholders and, at a meeting held on February 18, 2010, approved the execution and delivery of this Agreement by Donegal Mutual;
     WHEREAS, the Board of Directors of Atlantic States believes this Agreement is in the best interests of Atlantic States and its stockholder and, at a meeting held on February 18, 2010, approved the execution and delivery of this Agreement by Atlantic States; and
     WHEREAS, Donegal Mutual and Atlantic States have agreed to include in the Underwriting Pool such net premiums, losses and expenses that the Coordinating Committee has approved in the past and may approve in the future;
     NOW, THEREFORE, Donegal Mutual and Atlantic States, in consideration of their mutual covenants and agreements contained in the Original Agreement, the Amendments and this Agreement, and intending to be legally bound hereby, covenant and agree as follows:
     1. Definitions. As used in this Agreement, the following words or phrases shall have the following respective meanings:
     “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 10% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, “control”, including the terms “controlling” and “controlled”, means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. The term “Affiliate” shall include any insurance company as to which either Donegal Mutual or DGI has the right to elect a majority of the members of such insurance company’s board of directors.
     “Agreement” shall have the meaning ascribed to it in the preamble.

     “Annual Statements” shall mean the annual statements of condition and affairs Donegal Mutual and Atlantic States file pursuant to the Pennsylvania Insurance Company Law.
     “Ceding Company” shall mean Donegal Mutual and Atlantic States.
     “Commissioner of Insurance” shall mean the Commissioner of Insurance of the Commonwealth of Pennsylvania.
     “Effective Time” shall mean 12:01 a.m., Eastern Standard Time, on March 1, 2010.
     “Insurance Liabilities” shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown, including, without limitation, outstanding case and incurred-but-not-reported loss and loss adjustment reserves, unearned premiums and any other liability, obligation, claim or cause of action arising as a result to an insurance policy issued by Donegal Mutual or Atlantic States. Insurance Liabilities shall also include the Insurance Liabilities assumed from an Affiliate to the extent the Coordinating Committee shall have approved such inclusion in advance.
     “Net Expenses” shall mean loss expenses incurred and other underwriting expenses incurred, including expense items that reflect underwriting, including dividends to policyholders but excluding investment income expenses and federal income taxes, all as shown on the Annual Statements for the particular year. All investment income and expenses allocable to the investment operations of Donegal Mutual and Atlantic States under the statutory accounting principles prescribed or permitted by the Insurance Department of the Commonwealth of Pennsylvania shall not be included and shall not be subject to this Agreement.
     “Net Liability” shall mean (i) the direct liability of Donegal Mutual or Atlantic States as evidenced by all outstanding policies of insurance issued by Donegal Mutual or Atlantic States less reinsurance purchased with respect thereto from other insurers not a party to this Agreement and (ii) the assumed liability of Donegal Mutual or Atlantic States related to the reinsurance of the Insurance Liabilities of an Affiliate to the extent the Coordinating Committee shall have approved such inclusion in advance.
     “Net Premiums and Losses” shall mean the net written premiums and net losses paid of Donegal Mutual or Atlantic States after Atlantic States or Donegal Mutual gives effect to reinsurance transactions with other insurers or reinsurers who are not a party to this Agreement, including the net written premiums and net losses paid Donegal Mutual or Atlantic States may from time to time assume from an Affiliate but only to the extent the Coordinating Committee shall have approved such inclusion in advance.

     “Person” shall mean an individual, corporation, partnership, association, joint stock company, governmental entity, business trust, unincorporated organization or other legal entity.
     2. General Provisions.
          (a) This Agreement shall become effective as of 12:01 a.m., Eastern Standard Time, on March 1, 2010 (the “Effective Time”).
          (b) In the event that a Ceding Company becomes insolvent or is otherwise subject to liquidation or receivership proceedings, the remaining accepting companies shall adjust their respective assumed portions of the combined Net Liability of the Ceding Companies, each on a pro rata basis, so as to absorb or assume collectively in full the Net Liability of the Ceding Companies, including the portion that would otherwise be the responsibility of the insolvent or otherwise impaired Ceding Company.
     3. Ceding and Accepting the Book of Business Then in Force.
          (a) From and after the Effective Time, Atlantic States shall, as provided in the Original Agreement, the Amendments and in this Agreement, continue to cede all of the Insurance Liabilities of Atlantic States to the Underwriting Pool.
          (b) From and after the Effective Time, Donegal Mutual shall, as provided in the Original Agreement, the Amendments and in this Agreement, continue to cede all of the Insurance Liabilities of Donegal Mutual to the Underwriting Pool.
          (c) From and after the Effective Time, Donegal Mutual shall continue to accept and assume its proportionate share as set forth on Exhibit I to this Agreement of the Insurance Liabilities of the Underwriting Pool outstanding on or after the Effective Time. Donegal Mutual shall continue to be solely responsible for Insurance Liabilities related to loss occurrences that took place prior to the Original Effective Time.
          (d) From and after the Effective Time, Atlantic States shall continue to accept and assume its proportionate share as set forth on Exhibit I to this Agreement the Insurance Liabilities of the Underwriting Pool outstanding on or after the Effective Time. Atlantic States shall not be liable for Insurance Liabilities related to loss occurrences that took place prior to the Original Effective Time.
     4. Accounting. Donegal Mutual and Atlantic States agree as follows:
          (a) To the extent that transfers of non-cash assets may be required to effectuate the settlements this Agreement requires, any such transfers shall be made at fair market values as of the date either Donegal Mutual or Atlantic States makes such transfers.

          (b) Atlantic States and Donegal Mutual agree to render to the other party a monthly accounting within 30 days after the close of each month and the other party shall have the opportunity for examination and audit, and the balance due shall be paid not later than 90 days after the close of the applicable month.
     5. Termination.
          (a) Donegal Mutual and Atlantic States agree that this Agreement shall continue in effect for an indeterminate period. This Agreement shall be subject to termination only upon 90 days advance notice from one party to the other party. Any such termination shall only be effective at the next succeeding December 31, and Donegal Mutual and Atlantic States shall provide coverage on a “run-off” basis for policies issued prior to the effective date of the termination until all liabilities under such policies have been satisfied in full.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized on this 1st day March, 2010.

[SEAL]	DONEGAL MUTUAL INSURANCE COMPANY

Attest:

/s/ Sheri O. Smith	By:	/s/ Donald H. Nikolaus

Sheri O. Smith, Secretary		Donald H. Nikolaus, President

[SEAL]	ATLANTIC STATES INSURANCE COMPANY

Attest:

/s/ Cyril J. Greenya	By:	/s/ Jeffrey D. Miller

Cyril J. Greenya, Senior Vice President		Jeffrey D. Miller, Senior Vice President

EXHIBIT I

Name of Party	Corporation Pool Participation

Donegal Mutual Insurance Company	20%

Atlantic States Insurance Company	80%